Exhibit 10.1

SB FINANCIAL GROUP, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

FOR MARK A. KLEIN

THIS AGREEMENT between SB Financial Group, Inc. (the “Company”) and Mark A. Klein (the “Executive”) is effective as of the 22nd day of January, 2018 (the “Effective Date”). This Agreement replaces the Employment Agreement for Mark A. Klein dated July 15, 2015 (the “Employment Agreement”).

WITNESSETH:

WHEREAS, the Company and the Executive previously entered into the Employment Agreement to provide the Executive with the benefits described therein; and

WHEREAS, the Company and the Executive wish to make changes as set forth herein.

NOW, THEREFORE, in consideration of the services performed in the past and to be performed in the future, as well as of the mutual promises and covenants herein contained, the parties agree as follows:

AGREEMENT:

ARTICLE 1: DEFINITIONS

For purposes of this Agreement, the following capitalized words and phrases shall have the following meanings unless another context clearly requires another meaning:

1.1 ACT. The Securities Exchange Act of 1934, as amended.

1.2 ACCRUED OBLIGATIONS. The accrued but unpaid Base Salary, unreimbursed business expenses, other payments and benefits described in Section 4.1.

1.3 AFFILIATE. Any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, trust, association or organization which is, directly or indirectly, controlled by, or under common control with, the Company.

1.4 AGREEMENT. This SB Financial Group, Inc. Employment Agreement for Mark A. Klein, as it may be amended from time to time.

1.5 ANNUAL DIRECT SALARY. The Executive’s annualized base salary based on the highest base salary rate in effect for any pay period ending with or within the thirty-six (36) consecutive calendar month period ending on or immediately before the date on which it is being calculated, multiplied by twelve (12). Annual Direct Salary will be determined without including any employee or fringe benefits, bonuses, incentives or other compensation (other than base salary) paid or earned during the calculation period.

1.6 BASE SALARY. The annual “base salary” established under Section 3.2(a), as such salary may be adjusted.

1.7 BENEFICIARY. The person or persons whom the Executive has designated as set forth in Exhibit A to receive payments pursuant to this Agreement in the event of Executive’s death. If the Executive has not designated any Beneficiary, or if the Executive’s designated Beneficiary does not survive the Executive, the Executive’s estate shall be the Executive’s Beneficiary.

Klein Employment Agreement October 10, 2017

1.8 BOARD. The Board of Directors of the Company.

1.9 CAUSE. The occurrence of one or more of the following:

(a)	The willful failure by the Executive to substantially perform the Executive’s duties hereunder (other than a failure attributable to an event that constitutes Good Reason or resulting from the Executive’s incapacity because of death or disability), after notice from the Company or an Affiliate, and a failure to cure such violation within twenty (20) days of said notice;

(b)	The willful engaging by the Executive in misconduct injurious to the Company or an Affiliate;

(c)	Dishonesty, insubordination or gross negligence of the Executive in the performance of the Executive’s duties;

(d)	The Executive’s breach of fiduciary duty involving personal profit;

(e)	Conduct on the part of the Executive which brings public discredit to the Company or an Affiliate, and, if the effect may be cured, a failure to cure within twenty (20) days of the date notice of such conduct is delivered to the Executive;

(f)	The Executive’s conviction of, or plea of guilty or nolo contendere to, a felony (including conviction of or plea of guilty or nolo contendere to a misdemeanor that was originally charged as a felony but was reduced to a misdemeanor as a result of a plea bargain), crime of falsehood or a crime involving moral turpitude or the actual incarceration of Executive for a period of twenty (20) consecutive days or more;

(g)	The Executive’s theft or abuse of the Company’s or any Affiliate’s property or the property of the Company’s or any Affiliate’s customers, employees, contractors, vendors or business associates;

(h)	The direction or recommendation of a state or federal bank regulatory authority to remove the Executive from the Executive’s position(s) with the Company or any Affiliate;

(i)	The Executive’s willful failure to follow the good faith lawful instructions of the Board (or the board of directors of an Affiliate), with regard to its operations, after written notice and, if the event may be cured, a failure to cure such violation within twenty (20) days of the date said notice is delivered to the Executive;

(j)	Material breach of any contract or agreement that the Executive entered into with the Company or an Affiliate, including breach of any of the obligations described in Article 4 and, if the breach may be cured, a failure to cure such breach within twenty (20) days of the date notice of such breach is delivered to the Executive;

(k)	Unauthorized disclosure of the trade secrets or Confidential Information of the Company or an Affiliate, or any of their trade partners or vendors; and

(l)	Any intentional cooperation with any party attempting to effect a Change of Control unless (i) the Board has approved or ratified that action before the Change of Control or (ii) that cooperation is required by law.

Klein Employment Agreement October 10, 2017

However, Cause will not arise solely because the Executive is absent from active employment during periods of vacation, consistent with the Company’s or any Affiliate’s applicable vacation policy or other period of absence initiated by the Executive and approved by the Company or such Affiliate.

Also, if, after the Executive Terminates employment, the Company learns that the Executive has actively concealed conduct or an event that, if discovered before employment Terminated, would have constituted “Cause,” the provisions of Section 4.1 will be applied retroactively to the date the Executive Terminated employment and the Company may recover any and all amounts paid to the Executive (or to the Executive’s Beneficiary) under this Agreement in excess of the Accrued Obligations.

1.10 CHANGE ENTITY. The entity resulting from a Change of Control or succeeding to the Company’s interests as a result of a Change of Control.

1.11 CHANGE OF CONTROL. The earliest of any of the following:

(a)	Any transaction of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Act;

(b)	A merger or consolidation of the Company with or purchase of all or substantially all of the Company’s assets by another “person” or group of “persons” (as such term is defined or used in Sections 13(d)(3) and 14(d) of the Act) and, as a result of such merger, consolidation or sale of assets, less than a majority of the outstanding voting stock of the surviving, resulting or purchasing person is owned, immediately after the transaction, by the holders of the voting stock of the Company before the transaction, regardless of when or how their voting stock was acquired;

(c)	Any “person” (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) becomes through any means a “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board;

(d)	Any “person” as defined above, other than the Company, the Executive or the Company’s ESOP, is or becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5, or any successor rule or regulation, promulgated under the Act), directly or indirectly, of securities of the Company which represent twenty-five percent (25%) or more of the combined voting power of the securities of the Company, then outstanding but disregarding any securities with respect to which that acquirer has filed SEC Schedule 13G indicating that the securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, the Company’s management or policies, unless and until that entity or person files SEC Schedule 13D, at which point this exception will not apply to such securities, including those previously subject to an SEC Schedule 13G filing; and

Klein Employment Agreement October 10, 2017

(e)	Individuals who, on the Effective Date, constituted the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the members of the Board; provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; and further provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall ever be deemed to be an Incumbent Director.

If more than one event that constitutes a Change of Control occurs during a Protection Period, the Executive shall be entitled to the amount that produces the largest after-tax amount generated by any of the Changes of Control.

Notwithstanding any other provision of this Agreement, the Executive will not be entitled to any amount under this Agreement if the Executive acted in concert with any person or group (as defined above) to effect a Change of Control, other than at the specific direction of the Board and in the Executive’s capacity as an employee of the Company.

1.12 CODE. The Internal Revenue Code of 1986, as amended.

1.13 COMPANY. SB Financial Group, Inc., an Ohio corporation having a place of business at 401 Clinton Street, Defiance, Ohio, formerly known as Rurban Financial Corp.

1.14 CONFIDENTIAL INFORMATION. Any and all information (other than information in the public domain) related to the Company’s, any Affiliate’s or the Change Entity’s business, including all processes, inventions, trade secrets, computer programs, technical data, drawings or designs; information concerning pricing and pricing policies, marketing techniques, plans and forecasts; new product information, information concerning methods and manner of operations and information relating to the identity and location of all past, present and prospective customers and suppliers.

1.15 DATE OF THE CHANGE OF CONTROL. The date the first of any of the events described in Section 1.11 occurs.

1.16 DISABILITY. A medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve (12) months and that entitles the Executive to receive disability benefits under the Company’s group disability insurance policy.

1.17 EXCISE TAXES. The tax imposed on any excess parachute payments by Section 4999 of the Code.

1.18 EXECUTIVE. Mark A. Klein, an individual.

Klein Employment Agreement October 10, 2017

1.19 GOOD REASON. For purposes of this Agreement, the Executive will have “Good Reason” to terminate the Executive’s employment with the Employer if any of the events specified in the safe harbor definition of good reason in the rules and regulations under Internal Revenue Code Section 409A occur without the Executive’s consent (provided the Employer does not cure the effect of such event within thirty (30) days following its receipt of written notice of such event from the Executive). The safe harbor definition of good reason is currently contained in Rule 1.409A-1(n)(2)(ii). Notwithstanding the foregoing, Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or the Executive's knowledge thereof, unless the Executive has given the Employer written notice of such event and the Executive's intent to terminate for Good Reason prior to such date.

1.20 NON-COMPETITION AREA. The geographic area within fifty (50) miles of the Company’s main office, as may be amended pursuant to Section 5.1(b).

1.21 NON-COMPETITION PERIOD. The period beginning on the effective date of this Agreement and extending throughout the two (2) year period following the Executive’s Termination, as may be amended pursuant to Section 5.1(b).

1.22 PROTECTION PERIOD. The period beginning six (6) months before the date of the Change of Control and ending twenty-fourth (24) months after the Change of Control.

1.23 RELEASE. The “Release” described in Section 4.7.

1.24 TERM. The term of this Agreement, including any extensions or renewals, as set forth in Article 2.

1.25 TERMINATES. The Executive’s “separation from service” within the meaning of Section 409A of the Code from the Company and all persons with whom the Company would be considered a single employer under Sections 414(b) and (c) of the Code.

ARTICLE 2: TERM

The Term of this Agreement shall be from the Effective Date through the end of the thirty-sixth (36th) consecutive calendar month beginning on or immediately after the Effective Date. Unless the Company notifies the Executive in writing to the contrary at least ninety (90) days before the end of the twelfth (12th) consecutive calendar month beginning after the Effective Date (and, thereafter, anniversaries of the Effective Date) the Term of this Agreement will automatically be extended for an additional twelve (12) calendar month period. Notwithstanding the foregoing, this Agreement will terminate on the earliest of the following to occur:

(a)	The Executive agrees, in writing, to terminate this Agreement, whether or not it is replaced with a similar agreement; or

(b)	All payments due under this Agreement have been fully paid.

Klein Employment Agreement October 10, 2017

ARTICLE 3: EMPLOYMENT PROVISIONS.

3.1 POSITION AND DUTIES. The Executive shall continue to be employed by the Company and/or its Affiliates pursuant to the terms and conditions of this Agreement and, if elected to such position by the shareholders and/or the applicable board of directors, shall serve as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company, as well as President of RDSI Banking Systems (RDSI) and President of The State Bank and Trust Company (State Bank). Prior to any Termination, during the Term:

(a)	The Executive shall have the authority commensurate with the Executive’s position and such duties as shall be determined from time to time by the Board and shall report directly to the Board. In addition, the Executive shall serve as a member of the Board, if elected to such position by the shareholders of the Company;

(b)	The Executive will further perform such other duties and hold such other positions related to the business of the Company and its Affiliates as may from time to time be reasonably requested of the Executive by the Board;

(c)	Except as otherwise set forth in this Agreement, the Executive will devote all of the Executive’s skills and the Executive’s full business time and attention to the Executive’s duties hereunder and in furtherance of the business and interests of the Company and its Affiliates and will not directly or indirectly render any services of a business, commercial or professional nature to any person or organization without the prior written consent of the Board; provided, however, that the Executive may devote reasonable periods required for: (i) serving as a director, trustee or member of a committee of any organization involving no actual, potential or perceived conflict of interest with the interests of the Company or any Affiliate; (ii) delivering lectures, fulfilling speaking engagements, teaching at educational institutions or business organizations; (iii) engaging in charitable and community activities; and (iv) managing the Executive’s personal investments, but only if the activities set forth in this paragraph do not, individually, or together, interfere with the performance of Executive’s duties and responsibilities hereunder, as may be reasonably determined by the Board or any committee thereof. Executive agrees to notify, and obtain the written approval (which approval shall not be unreasonably withheld) of, the Board, Lead Independent Director or an appropriate committee of the Board before engaging in any activity described in subsections (i) or (iii) of this Section 3.1(c); and

(d)	Upon termination of the Executive’s employment hereunder for any reason, the Executive shall cease to hold any position as an officer (or any other similar position) of the Company or any Affiliate and shall resign from all positions as an officer or director (or any other similar position) in all corporations, partnerships, limited liability companies or other entities for which the Executive is serving, at the Company’s request, as an officer or director (or in such other similar position). Nothing in this provision prohibits Executive from continuing as a director of the Company, if so elected by the Company’s shareholders, and/or continuing to perform services on behalf of the Company so long as such continuation of services does not prevent a separation from service as that term is defined under Section 409A of the Code.

3.2 COMPENSATION DURING EMPLOYMENT.

(a)	Base Salary. During the Term, the Executive will receive an annual base salary of $352,783, payable in accordance with the Company’s regular payroll payment practices but not less frequently than monthly. The Board will review the Executive’s base salary annually and, in its sole discretion, may recommend increases to the amount of such base salary based upon procedures of the Company that determine adjustments for other executives of the Company.

Klein Employment Agreement October 10, 2017

(b)	Annual Bonus. During the Term, the Executive may be eligible for incentive bonus payments in an amount and payable at such time or times as determined by the Board in its sole discretion.

3.3. FRINGE BENEFITS AND EXPENSES DURING EMPLOYMENT.

(a)	Fringe Benefits. During the Term, the Company will provide the Executive with all health and life insurance coverages, disability programs, tax-qualified retirement plans, equity compensation programs, and similar fringe benefit plans, paid holidays, paid vacation, and such other fringe benefits of employment as the Company may provide from time to time to actively employed and similarly situated employees of the Company. Notwithstanding any provision contained in this Agreement, the Company may discontinue or terminate at any time any employee benefit plan, policy or program described in this Section 3.3(a), now existing or hereafter adopted, to the extent permitted by the terms of such plan, policy or program and will not be required to compensate the Executive for such discontinuance or termination. Termination or discontinuance of any such plan, policy or program shall not give the Executive Good Reason to terminate the Term and the Executive’s employment hereunder.

(b)	Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel, industry, entertainment, and out-of-pocket and miscellaneous expenses incurred by the Executive in connection with the performance of the Executive’s business activities under this Agreement in accordance with the existing policies and procedures of the Company pertaining to reimbursement of such expenses to senior executives.

(c)	Vehicle. During the Term, the Executive shall remain entitled to the use of any vehicle provided by the Company as of the Effective Date. The provision of any replacement vehicle or payment of a vehicle allowance shall be determined by the Board in the sole discretion and shall be provided or paid in accordance with the Company’s policies and procedures relating to the provision of vehicles and the payment of vehicle allowances, if any, as may be in effect from time to time.

(d)	Liability Insurance. The Executive shall be covered by any liability insurance policies covering directors and officers that the Company elects to carry from time to time; provided, however, that nothing in the foregoing shall be construed as a requirement that the Company purchase such liability insurance.

ARTICLE 4: PAYMENTS UPON TERMINATION

4.1 Termination for Cause/Without Good Reason. If the Executive is Terminated for Cause or voluntarily Terminates without Good Reason, all rights of the Executive under this Agreement shall cease as of the effective date of such Termination, except that the Executive shall be entitled to receive: (a) any accrued but unpaid Base Salary through the date of such Termination, which shall be paid within thirty (30) days following the date of Termination; and (b) any unreimbursed business expenses or other payments and benefits to which the Executive is then entitled under the employee benefit plans of the Company as of the date of such Termination, payable in accordance with the terms of such plan(s).

Klein Employment Agreement October 10, 2017

4.2 TERMINATION WITHOUT CAUSE/FOR GOOD REASON OUTSIDE OF A PROTECTION PERIOD. If, during the Term and outside of a Protection Period, the Executive is involuntarily Terminated other than for Cause or voluntarily Terminates for Good Reason, the Company shall:

(a)	Provided that the Release has become irrevocable, continue the Executive’s Base Salary for twenty-four (24) months following the Executive’s date of Termination. The payments due under this Section 4.2(a) shall, subject to Section 4.6, begin within sixty (60) days following the Executive’s Termination and be paid in accordance with the Company’s normal payroll practices, subject to applicable withholdings and taxes;

(b)	Provided that the Release has become irrevocable, within sixty (60) days following the Executive’s Termination, subject to Section 4.6, pay to the Executive a lump sum cash amount equal to twenty-four (24) times the monthly COBRA premium for the group health, dental and vision insurance in which the Executive (and the Executive’s family, if applicable) was enrolled immediately before the Executive’s Termination, subject to applicable withholdings and taxes; and

(c)	Pay to the Executive the Accrued Obligations.

Notwithstanding the foregoing, if the sixty (60) day window would span two years, the payment will be made in the second year.

4.3 TERMINATION FOR ANY REASON DURING THE PROTECTION PERIOD. If, during a Protection Period that occurs during the Term, the Executive Terminates for any reason, no amount shall be payable under this Agreement.

4.4 PAYMENT OF MONEY DUE DECEASED/DISABLED EXECUTIVE. If, during the Term while employed and outside of the Protected Period, the Executive dies or Terminates in connection with a Disability, the Executive will be entitled to a severance benefit equal to the difference between (a) the benefits described in Sections 4.2, and (b) the benefits otherwise payable in connection with the Executive’s death or disability under the Corporation’s fringe benefit programs. Amounts payable under this Section 4.4 in connection with the death of the Executive shall be payable to the Executive’s Beneficiary.

4.5 SIX-MONTH DISTRIBUTION DELAY FOR SPECIFIED EMPLOYEES. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is a “specified employee” (as defined in Section 409A of the Code) of the Company, determined pursuant to the Company’s policy for identifying specified employees, on the date of the Executive’s Termination, no payment on account of the Executive’s Termination shall be made until the first (1st) day of the seventh (7th) month following the date of Termination (or, if earlier, the date of the Executive’s death). The cumulative amount paid on such day shall include any payments that could not be made during such period.

4.6 RELEASE. As a condition to receiving any payments under this Agreement, other than payment of the Accrued Obligations, the Executive must release the Company, the Change Entity and all of their Affiliates, and all of their employees and directors (the “Released Parties”) from any and all claims that the Executive may have against the Released Parties up to and including the date the Executive signs a Waiver and Release of Claims (the “Release”) in the form provided by the Company and that release has become irrevocable. Notwithstanding anything to the contrary in this Agreement, the Executive acknowledges that the Executive is not entitled to receive, and will not receive, any payments pursuant to this Agreement unless and until the Executive provides the Company with said Release prior to the first date that payment is to be made or is to commence.

Klein Employment Agreement October 10, 2017

ARTICLE 5: COVENANTS

5.1 NON-COMPETITION. In consideration of the benefits provided in this Agreement:

(a)	Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Company and its Affiliates. Accordingly, in consideration of the compensation and benefits described in this Agreement, during the Non-Competition Period, Executive shall not:

(i)	Within the Non-Competition Area, provide financial or executive assistance to any person, firm, corporation or enterprise engaged in (1) the banking or financial services industry (including bank holding companies), or (2) any other activity in which the Company or an Affiliate engaged as of either the beginning of the Non-Competition Period and the Date of the Change of Control; or

(ii)	Directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of the Company or an Affiliate during the term of Executive’s employment or on the date of Termination of Executive’s employment, to become a customer or referral source for any person or entity other than the Company and its Affiliates; or

(iii)	Directly or indirectly solicit, induce or encourage any employee of the Company or its Affiliates, who is employed during the term of Executive’s employment or on the date of Termination of Executive’s employment, to leave the employ of the Company or its Affiliates or to seek, obtain or accept employment with any person or entity other than the Company or its Affiliates.

(b)	It is expressly understood and agreed that, although Executive and the Company and its Affiliates consider the restrictions contained in this Section 5.1 reasonable for the purpose of preserving for the Company and its Affiliates, their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the Non-Competition Area, the Non-Competition Period or any other restriction contained in this Section 5.1 is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 5.1 shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

Klein Employment Agreement October 10, 2017

(c)	The existence of any immaterial claim or cause of action of the Executive against the Company or its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or its Affiliates, of this covenant. The Executive agrees that any breach of the restrictions set forth in this Section 5.1 will result in irreparable injury to the Company and its Affiliates for which they will have no adequate remedy at law and the Company and its Affiliates shall be entitled to injunctive relief in order to enforce the provisions hereof and/or seek specific performance and damages.

(d)	The Company and the Executive agree that the prohibition against competition in paragraph (a) of this Section 5.1 is void and of no force or effect if a Change of Control occurs before the Executive’s Termination or at the same time the Executive’s Termination occurs.

5.2 UNAUTHORIZED DISCLOSURE. During the term of Executive’s employment, or at any later time, the Executive shall not, without the written consent of the Board (or the board of directors of an Affiliate) or a person authorized thereby, knowingly use or disclose to any person, other than an authorized employee of the Company or such Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the Executive’s duties as an executive of the Company and its Affiliates, any material Confidential Information obtained by the Executive while in the employ of Company and its Affiliates with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices of the Company and its Affiliates, the disclosure of which could be or will be damaging to the Company or its Affiliates; provided, however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company and its Affiliates or any information that must be disclosed as required by law.

5.3 NON-DISPARAGEMENT. The Executive agrees that during the Term and following the termination of the Executive’s employment, the Executive shall not make any public statements which disparage the Company or any Affiliate or any of their respective directors, officers or employees, and the Company and its Affiliates shall make reasonable efforts to prevent their directors, officers or employees from making any public statements which disparage the Executive. Nothing in the foregoing is intended to prohibit the Executive or the Company and its Affiliates, its directors, officers or employees from making truthful statements required by order of a court, governmental body or regulatory body having appropriate jurisdiction.

5.4 RETURN OF PROPERTY. The Executive agrees that, upon the termination of the Executive’s employment, the Executive shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company or any Affiliate, and the Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or any Affiliate or containing any Confidential Information relating to the Company or any Affiliate, except any personal diaries, calendars, rolodexes or personal notes or correspondence.

Klein Employment Agreement October 10, 2017

5.5 COOPERATION. The Executive agrees that during the Term and following the termination of the Executive’s employment, the Executive shall be reasonably available to testify truthfully on behalf of the Company and its Affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company and its Affiliates, in all reasonable respects in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board, or their representatives or counsel, or representatives or counsel to the Company and its Affiliates, as requested; provided, however that the same does not materially interfere with Executive’s then-current professional activities, and that Executive shall be reasonably compensated for the Executive’s time.

ARTICLE 6: MISCELLANEOUS

6.1 NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Mark A. Klein
At the last address on file with the Company

If to the Company:	SB Financial Group, Inc.
Human Resource Director
401 Clinton Street
Defiance, OH 43512

If to the Change Entity:	At the address provided

or to such other address as Executive, the Company or the Change Entity may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.2 SUCCESSORS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the Company and its Affiliates and Executive, their respective personal representatives, heirs, assigns or successors; provided, however, that the Executive may not commute, anticipate, encumber, dispose of or assign any payment herein except as specifically set forth in Sections 6.10(d) and (e) of this Agreement.

6.3 SEVERABILITY. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

6.4 WAIVER; AMENDMENT. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board. No waiver by either party, at any time, of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.

Klein Employment Agreement October 10, 2017

6.5 LIMITATION OF DAMAGES FOR BREACH OF AGREEMENT. In the event of a breach of this Agreement, by either the Company or the Executive, each hereby waives to the fullest extent permitted by law the right to assert any claim against the others for punitive or exemplary damages. Except as described in Section 6.6, no party be entitled to the recovery of attorneys’ fees or costs. The Executive is not required to mitigate the amount of any payment described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefits the Executive earns, or is entitled to receive, in any capacity after Termination or by reason of the Executive’s receipt of or right to receive any retirement or other benefits attributable to employment.

6.6 ARBITRATION. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, except for any claims brought by the Company or its Affiliates for equitable relief or an injunction to enforce the restrictive covenants contained in Article 5, will be settled by arbitration in Defiance County, Ohio in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Each party will bear its own costs of arbitration, except that the parties will share the cost of the arbitrator equally. Notwithstanding the foregoing, if the Executive is the prevailing party in the arbitration, the Employer will reimburse the Executive’s reasonable costs of arbitration, including reimbursement of reasonable attorneys’ fees. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the State of Ohio, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.

6.7 LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law principles.

6.8 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.9 HEADINGS. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

6.10 OTHER PROVISIONS.

(a)	Except as expressly provided in this Agreement, the Executive’s right to receive the payments described in this Agreement will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any other plan, agreement or arrangement.

(b)	The Executive is not required to mitigate the amount of any payment described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefits the Executive earns, or is entitled to receive, in any capacity after Termination or by reason of the Executive’s receipt of or right to receive any retirement or other benefits attributable to employment.

Klein Employment Agreement October 10, 2017

(c)	Except as expressly provided elsewhere in this Agreement, the amount of any payment made under this Agreement will be reduced by amounts the Company or its Affiliate, as applicable, is required to withhold in payment (or in anticipation of payment) of any income, wage or employment taxes imposed on the payment.

(d)	The right of an Executive or any other person to receive any amount under this Agreement may not be assigned, transferred, pledged or encumbered except by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber any amount that is or may be receivable under this Agreement will be null and void and of no legal effect. However, this Section 6.10 will not preclude payment of any benefit to which a deceased Executive is entitled.

(e)	Subject to Section 6.10(d), this Agreement inures to the benefit of and may be enforced by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(f)	If the Executive’s employment relationship shifts between the Company and any related entity before a Change of Control or after a Change of Control, between the Change Entity and any entity related to the Change Entity and there has been no intervening Termination, this Agreement will remain in full force and effect and for all purposes of this Agreement, the Executive’s new employer will be substituted for the Executive’s prior employer.

(g)	If the entity that employs the Executive ceases to be related to the Company, whether or not as part of a transaction that constitutes a Change of Control, this Agreement will remain in full force and effect.

6.11 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended only by mutual written agreement of the parties. This Agreement and any amendment thereto may be executed in one or more counterparts.

6.12 REGULATORY LIMITATIONS. Notwithstanding anything to the contrary contained herein, the Executive acknowledges and agrees that any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned on compliance with the provisions of 12 U.S.C. §1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359), which provisions contain certain prohibitions and limitations on the making of “golden parachute” and certain indemnification payments by FDIC-insured institutions and their holding companies. In the event any payments to the Executive pursuant to this Agreement are prohibited or limited by the provisions of such statute and/or regulation, the Company (a) shall pay the maximum amount that may be paid after applying such limitations; and (b) will use its commercially reasonable efforts to obtain the consent of the appropriate regulatory authorities to the payment of any amount that otherwise cannot be paid due to the application of such limitations. The Executive agrees that the Company shall not have breached its obligations under this Agreement if it is not able to pay all or some portion of any payment due to the Executive as a result of the application of these limitations.

6.13 SECTION 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and, to the maximum extent permitted by law, shall be interpreted, construed and administered consistent with this intent. None of the Company or its Affiliates, or any other person shall have liability in the event this Agreement fails to comply with the requirements of Section 409A of the Code. Nothing in this Agreement shall be construed as the guarantee of any particular tax treatment to the Executive.

Klein Employment Agreement October 10, 2017

6.14	CLAWBACK. Notwithstanding the foregoing:

(a)	In the event that, following the Executive’s termination (other than for Cause), within six months following the date of termination, it is later discovered that Cause to terminate the Executive existed, the Executive shall forfeit any right to future payments or benefits under this Agreement (other than payment of the Accrued Obligations) and, at the discretion of the Board or the board of directors of an Affiliate, as applicable, shall repay any payments made by the Company to the Executive within 30 days following the determination by the Board or the board of directors of the Affiliate, as applicable, that Cause existed, upon receipt of written notice of the same.

(b)	If the Company or an Affiliate is required to prepare an accounting restatement due to material non-compliance of the Company or such Affiliate, as a result of misconduct by the Executive, with any financial reporting requirement under any applicable laws, the Executive shall reimburse the Company or such Affiliate for all amounts received under any incentive compensation plans, programs or arrangements from the Company or such Affiliate during the 12 month period preceding the date of such restatement.

The Executive agrees that the Company and its Affiliates shall be entitled to recovery of its reasonable costs in enforcing any right described in this Section 6.14.

6.15 REMEDIES CUMULATIVE. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or current or future law or in equity. The failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of such provision or right in any other instance.

6.16 OPPORTUNITY TO REVIEW. The Executive represents that the Executive has been provided with an opportunity to review the terms of this Agreement with legal counsel

6.17 NO PRESUMPTION. The parties agree that this Agreement is the product of negotiations between parties representing by legal counsel and that the presumption of interpreting ambiguities against the drafter of this Agreement shall not apply.

[signature page attached]

Klein Employment Agreement October 10, 2017

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and, in the case of the Company, by its authorized representative, on the date first written above.

SB FINANCIAL GROUP, INC.

By:	/s/ Anthony V. Cosentino
Its:	EVP, Chief Financial Officer

EXECUTIVE

/s/ Mark A. Klein
Mark A. Klein

Klein Employment Agreement October 10, 2017

EXHIBIT A

SB FINANCIAL GROUP, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

FOR MARK A. KLEIN

DESIGNATION OF BENEFICIARY

Pursuant to the terms of the Amended and Restated Employment Agreement dated January 22, 2018 (“Agreement”) between myself and SB Financial Group, Inc., I, Mark A. Klein, hereby designate the following beneficiary(ies) to receive payments which may be due under such Agreement after my death:

Primary Beneficiary:

Name	Address	Relationship

Contingent Beneficiary(ies):

Name	Address	Relationship

Name	Address	Relationship

The primary beneficiary named above shall be the Beneficiary defined in the Agreement if he or she is living at the time a payment thereunder becomes due and payable, and the contingent beneficiary named above shall be the designated beneficiary referred to in the Agreement only if he or she is living at the time a payment becomes payable and the primary beneficiary is not then living.

This designation hereby revokes any prior designation which may have been in effect.

Date:

Mark A. Klein

Acknowledged by:

(Company Officer)

Klein Employment Agreement October 10, 2017